Exhibit 10.29

2006 INCENTIVE STOCK OPTION AGREEMENT

(Under the Lydall 2003 Stock Incentive Compensation Plan)

THIS AGREEMENT is made and entered into as of                     , by and between LYDALL, INC., a Delaware corporation, with its principal office in Manchester, Connecticut (hereinafter called the “Company”), and Optionee (hereinafter called the “Optionee”), under the provisions of the Lydall 2003 Stock Incentive Compensation Plan (hereinafter called the “Plan”).

1. GRANT OF INCENTIVE STOCK OPTION. Subject to the terms and conditions set forth herein, the Company grants to the Optionee, effective the day and year first above written (hereinafter called the “date of grant”), the following incentive stock option, exercisable during the period commencing one year from the date of grant and ending ten (10) years after the date of grant the right and incentive stock option (hereinafter called the “option”) to purchase from the Company from time to time, up to but not exceeding in the aggregate number of shares of the Common Stock of the Company to be issued upon the exercise hereof, fully paid and nonassessable, as listed in an award letter dated                      from Lydall’s President and Chief Executive Officer. The option is subject to the restriction that it be exercised as set forth in Section 4 of this Agreement, and to other terms and conditions as set forth in Section 5 of this Agreement.

2. TYPE OF OPTION. The option is an “Incentive Stock Option” meeting the requirements of such options as defined in Section 422A of the Internal Revenue Code of 1986, as amended.

3. OPTION PRICE. The purchase price of each share subject to the option shall be $            , being 100 percent of the fair market value of the shares subject to the option on the date of grant.

4. MANNER OF EXERCISE OF OPTION. The Bank of New York (“BNY”) is the administrator and executing broker of Lydall, Inc.’s Stock Incentive Compensation Plans. BNY must be used to exercise any vested stock options, including cashless and sell-to-cover transactions. BNY will provide you with a confirmation of each exercise made. BNY will collect funds for option costs and taxes related to an exercise, or issue the net proceeds in the case of a cashless exercise. To exercise an option or to ask questions, contact the BNY Customer Service Center toll-free at 1-888-805-6278. As a participant, you have unlimited Internet access to your account at https://www.bnymystock.com/lydall.

Section 16 Officers and Directors are required to pre-clear option transactions with Lydall’s General Counsel. All employees must comply with Lydall’s Policies regarding securities trades by company personnel when making trades.

5.	ADDITIONAL TERMS AND CONDITIONS.

(a) Acceptance of Option. The Optionee must go to their account at www.bnymystock.com/lydall and click the “Accept Grant” button to complete the grant process. Your on-line acceptance of your granted option is deemed to be your acknowledgement and acceptance of the terms and conditions both this agreement and the 2003 Stock Incentive Compensation Plan, as posted at www.bnymystock.com/lydall. These agreements can be printed or downloaded for further review or retention as per personal choice. Please access the Bank of New York website, read the applicable agreements and accept your option grant no later than                     .

(b) Period of Option. The option shall have a term of ten (10) years from the date on which it is granted; provided that the option, or the unexercised portions thereof, shall terminate at the close of business on the ninetieth (90th) day following the date on which the Optionee ceases to be an employee of the Company except as provided under subsection (e) of this section in the event of the death or disability of the Optionee. Notwithstanding the foregoing, the option may not be exercised after termination of Optionee’s employment if the Committee, as defined in the Plan, determines that the termination of his or her employment resulted for cause or from his or her willful acts, or failure to act, deemed detrimental to the Company.

(c) Exercise of Option and Limitations Thereon. The option shall be exercised in the manner set forth in Section 4 of this Agreement.

The option shall be exercisable subject to the following limitations:

(i)	no shares may be purchased prior to 12/7/2007, until after one (1) year of continued service as an employee from the above date;

(ii)	on or after 12/7/2007, 25 percent of said aggregate number of shares may be purchased;

(iii)	on or after 12/7/2008, 50 percent of said aggregate number of shares may be purchased;

(iv)	on or after 12/7/2009, 75 percent of said aggregate number of shares may be purchased;

(v)	on or after 12/7/2010, 100 percent of said aggregate number of shares may be purchased;

(vi)	no shares may be purchased pursuant to such option after 12/6/2016.

Any obligation of the Company to issue the shares as to which the option is being exercised shall be conditioned upon the Company’s ability at nominal expense to issue such shares in compliance with all applicable statutes, rules or regulations of any governmental authority. The Company may secure from the Optionee any assurances or agreements which the Committee, in its sole discretion, shall deem necessary or advisable in order that the issuance of such shares shall comply with any such statutes, rules or regulations.

The Company shall not be required to deliver any certificate upon the exercise of the option until the Company has been furnished with such representation or opinion or other document as it may reasonably deem necessary to insure compliance with any rule or regulation of the New York Stock Exchange, or the Securities and Exchange Commission, or any law, rule, or regulation of any other governmental authority having jurisdiction over the Company or the shares to be issued under the Plan.

If at any time the Company’s Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercisable in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

(d) Nontransferability. The option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the option shall be exercisable, during his or her lifetime, only by him or her.

(e) Death or Disability of Optionee. In the event the Optionee dies while in the employ of the Company or a subsidiary, his or her option may be exercised within the period of one (1) year succeeding his or her death, but in no event later than ten (10) years from the date the option was granted, by the person or persons designated in the Optionee’s will for that purpose to the extent that the Optionee would have been entitled to exercise his or her option at the time of his or her death. If no such person or persons are so designated or if the Optionee dies intestate, then his or her option may be exercised within said period to the same extent by the legal representative or representatives of the Optionee’s estate.

Similarly, in the event that the Optionee is disabled while in the employ of the Company or a subsidiary, his or her option may be exercised within the period of one (1) year succeeding such disability either by the Optionee or by his or her representative, as the case may be, to the extent that the Optionee would have been entitled to exercise his or her option at the time of such disability.

(f) Stockholder Rights. The Optionee shall not be entitled to any rights as a stockholder with respect to any shares subject to the option prior to the date of issuance to him or her of a stock certificate representing such shares. The Company shall not be required to deliver any certificate upon the exercise of the option until the Company has been furnished with such representation or opinion or other document as it may reasonably deem necessary to insure compliance with any rule or regulation of the New York Stock Exchange, or the Securities and Exchange Commission, or any law, rule, or regulation of any other governmental authority having jurisdiction over the Company or the shares to be issued under the Plan.

(g) Notification of Disqualifying Disposition. The Optionee shall promptly notify the Company in the event of a disqualifying disposition (within the meaning of the Internal Revenue Code) of any shares acquired pursuant to the option, and provide the Company with all relevant information related thereto, including without limitation the date of the disqualifying disposition, the number of shares disposed of, and the value of the consideration received.

6. TERMINATION OF OPTION. If the Optionee shall no longer be a full-time salaried employee of the Company or a subsidiary, his or her employment being terminated for any reason whatsoever other than death or disability, any unexercised portions of the option shall terminate at the close of business on the ninetieth (90th) day following the date on which the Optionee ceases to be employed by the Company or a subsidiary, or upon the expiration of the term of the option, whichever shall first occur. In no event may the Optionee exercise an option after his or her termination of employment by the Company or a subsidiary except to the extent the Optionee would have been entitled to exercise his or her option at the time of the Optionee’s termination of employment, provided, however, that if Optionee’s termination of employment results for cause or from willful acts, or failure to act, deemed detrimental to the Company, the option shall terminate upon termination of employment.

7. COMPLIANCE WITH LAWS. Notwithstanding any of the provisions hereof, the Optionee agrees for him or herself and his or her legal representatives, legatees and distributees that the option shall not be exercisable by him or her or them, and that the Company shall not be obligated to issue any shares hereunder, if the exercise of said option or the issuance of such shares shall constitute a violation by the option holder or the Company of any provision of any law or regulation or any governmental authority.

8. NOTICES. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to its Vice President, General Counsel and Secretary at One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Optionee may be given to the Optionee personally or may be mailed to him or her at the last address designated for the Optionee on the employment records of the Company.

9. ADMINISTRATION AND INTERPRETATION. The administration of this Agreement shall be subject to such rules and regulations as the Committee, as defined in the Plan, deems necessary or advisable for the administration of the Plan. The determination or the interpretation and construction of any provision of this Agreement by the Committee shall be final and conclusive upon all concerned, unless otherwise determined by the Board of Directors of the Company. The Agreement shall at all times be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control, the terms of the Plan being incorporated herein by reference.

10. EFFECT OF OTHER AGREEMENTS. Notwithstanding any of the provisions hereof, this option shall be subject to the terms of any agreement or instrument contractually binding upon the Company and affecting the terms of this option which is entered into before the date of grant.

IN WITNESS WHEREOF, LYDALL, INC. has caused these presents to be executed in its corporate name and its corporate seal to be hereunto affixed, and the Optionee has signed on his or her own behalf as of the day and year first above written.

LYDALL, INC.

By:	David Freeman
President & Chief Executive officer

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